GREAT HALL INVESTMENT FUNDS, INC.
REGISTRATION STATEMENT 1996
EXHIBIT INDEX




EX-99.INDEX              Exhibit Index
EX-99.B1 CHARTER         Articles of Incorporation
EX-99.B8.2 CUST CONT     Custodian Contract Addendum 2
EX-99.B9.1 OTH CONTR     Transfer Agency and Service Agreement
EX-99.B9.2 OTH CONTR     Shareholder Account Services Agreement
EX-99.B11 OTH CONSNT     Consent of KPMG Peat Marwick LLP
EX-99.B18.1 OFFICERS     Officers/Directors of Dain Bosworth Incorporated
EX-99.B18.2 OFFICERS     Officers/Directors of Rauscher Pierce Refsnes, Inc.
EX-27.1 PRIME FUND       Financial Data Schedule - Prime Money Market Fund
EX-27.2 GOVT FUND        Financial Data Schedule - U.S. Gov't Money Market Fund
EX-27.3 TAXFREE FUND     Financial Data Schedul - Tax-Free Money Market Fund